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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (Amendment No. _________)*




                             ArthroCare Corporation
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                  043136 10 0
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)


                               Page 1 of 5 Pages

CUSIP No. 043136 10 0                  13G                    Page 2 of 5 Pages


    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Philip E. Eggers, ###-##-####
          ---------------------------------------------------------------------

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

    3     SEC USE ONLY

          ---------------------------------------------------------------------

    4     CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
          ---------------------------------------------------------------------

                       5     SOLE VOTING POWER
  NUMBER OF                      473,750 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          6     SHARED VOTING POWER
  OWNED BY                       0
    EACH               --------------------------------------------------------
  REPORTING            7     SOLE DISPOSITIVE POWER
 PERSON WITH                     473,750 shares
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                                 0
                       --------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            473,750 shares
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            5.4%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*
            IN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 043136 10 0                                        Page 3 of 5 Pages


ITEM 1.

        (a)     Name of Issuer:  ArthroCare Corporation

        (b)     Address of Issuer's Principal Executive Offices:

                        595 North Pastoria Avenue
                        Sunnyvale, CA 94086

ITEM 2.

        (a)     Name of Person Filing:  Philip E. Eggers

        (b)     Address of Principal Business Office or, if none, Residence:

                        5366 Reserve Drive
                        Dublin, OH 43017

        (c)     Citizenship:  United States

        (d)     Title of Class of Securities:  Common Stock

        (e)     CUSIP Number:  043136 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a)  [ ] Broker or Dealer registered under Section 15 of the Act

        (b)  [ ] Bank as defined in section 3(a)(6) of the Act

        (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Sec. 240.13d-1(b)1(ii)(F)

        (g)  [ ] Parent Holding Company, in accordance with
                 Sec. 240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h)  [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

CUSIP No. 043136 10 0                                        Page 4 of 5 Pages


ITEM 4.    OWNERSHIP

           (a)  Amount Beneficially Owned:   473,750 shares

           (b)  Percent of Class:       5.4%

           (c)  Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 473,750
                 (ii)   shared power to vote or to direct the vote: 0
                (iii) sole power to dispose or direct the disposition of: 473,750
                 (iv) shared power to dispose or direct the disposition of: 0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
           following    [ ]

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Inapplicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Inapplicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Inapplicable.

CUSIP No. 043136 10 0                                         Page 5 of 5 Pages


ITEM 10.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      February 14, 1997
                                               --------------------------------
                                                             Date


                                                     /s/ PHILIP E. EGGERS
                                               --------------------------------
                                                           Signature


                                                        Philip E. Eggers
                                               --------------------------------
                                                          Name/Title